Exhibit 24(b)4(b)

RIDER Contract Number: CONTRACT

MAXIMUM ANNIVERSARY DEATH BENEFIT

This rider provides a guaranteed minimum death benefit as described in Section 2 below.

We include this rider as part of this contract based on the Application signed by the applicant(s). If any provisions of this rider are in conflict with the terms of the base contract, the provisions of this rider will control. The base contract is the contract excluding any attached riders, amendments or endorsements.

1. DEATH PROCEEDS.   In the Death Proceeds section of this contract, the provision that defines the amount of Death Proceeds is amended to read as follows:

The amount of Death Proceeds is the sum of (1) and (2) where:

1)	Is the greatest of:

a)   The Accumulated Value;

b)   The Standard Death Benefit; and

c)   The Maximum Anniversary Death Benefit.

2)	Is the sum of any MADB Charges deducted prior to the death of the Annuitant, if that death occurs before the first Contract Anniversary. Otherwise, zero.

2. THE BENEFIT. The Maximum Anniversary Death Benefit (MADB) is determined as follows:

2.1 Before the First Contract Anniversary.   On any day before the first Contract Anniversary, the MADB is equal to the Standard Death Benefit (see the Death Proceeds section of this contract).

2.2 Between the First Contract Anniversary and the Contract Anniversary Nearest the 85th Birthday.   On any day during the period beginning on the first Contract Anniversary and ending on the Contract Anniversary nearest the Annuitant’s 85th birthday (or, if there are two Annuitants, the Contract Anniversary nearest the older Annuitant’s 85th birthday), the MADB is the greatest of the Anniversary Death Benefits determined as of that day for each Contract Anniversary. The Anniversary Death Benefit for a Contract Anniversary is the Accumulated Value on that anniversary adjusted as follows for any premiums paid and any Partial Surrenders taken after that anniversary:

1)	As of the day a premium is received by us, the benefit is increased by the amount of that premium.

2)	As of the day that a Partial Surrender is taken, the benefit is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

2.3 After the Contract Anniversary Nearest the 85th Birthday.   On any day after the Contract Anniversary nearest the Annuitant’s 85th birthday (or, if there are two Annuitants, the Contract Anniversary nearest the older Annuitant’s 85th birthday), the MADB is equal to the amount calculated in Section 2.2 on the anniversary nearest the 85th birthday, adjusted as in Section 2.2(1) and 2.2(2) for any premiums paid and any Partial Surrenders taken after that anniversary.

If this contract has been continued under the Annuitant Exchange (see the Annuitant Exchange provision of this contract), then:

1)	For the sole purpose of calculating the MADB in Section 2, the first Contract Anniversary on or after the Exchange Date will be deemed to be the first Contract Anniversary of this contract; and

2)	The amount in Section 2.2 will be the greatest of the Anniversary Death Benefits calculated only for Contract Anniversaries on or after the Exchange Date.

The Maximum Anniversary Death Benefit (MADB) is used only in the calculation of Death Proceeds and the MADB Charge. It cannot be withdrawn.

ICC16 WR-RM-MADB	page RM-1	$RM#IC

Contract Number: CONTRACT

MAXIMUM ANNIVERSARY DEATH BENEFIT

3. MADB CHARGE.   The MADB Charge is the charge for this rider. It is deducted quarterly, beginning three months after the Date of Issue, on the same day of the month as in the Date of Issue (or, if that day does not occur in that month, on the last day of that month). The MADB Charge is deducted from the Fixed Account and the subaccounts of the Variable Account on a pro rata basis. On the day of each deduction, the MADB Charge is the MADB multiplied by the MADB Charge rate divided by four. The MADB Charge is calculated after any changes in the MADB or the MADB Charge rate that may occur on that day.

We may change the MADB Charge rate at any time. It will never exceed the Maximum MADB Charge Rate shown on page 5-MADB. If this rider terminates, the MADB Charge terminates.

4. TERMINATION.   This rider will terminate on the earliest of the following:

1)	The date this contract terminates.

2)	The date we receive due proof of death of an Annuitant, except if this contract is continued by the Annuitant’s spouse according to the Annuitant Exchange provision and the Exchange Date is before the Contract Anniversary nearest the spouse’s 85th birthday.

3)	The date the Accumulated Value is reduced to zero.

4)	The date we receive your Notice to cancel this rider.

Signed for Thrivent Financial for Lutherans

President

Secretary

ICC16 WR-RM-MADB	page RM-2